Exhibit 10.2

GAYLORD ENTERTAINMENT COMPANY

2012 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of February, 2012, between Gaylord Entertainment Company, a Delaware corporation, (the “Company”), and             (the “Grantee”), who is a member of the Company’s senior management team. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Gaylord Entertainment Company 2006 Omnibus Incentive Plan, as it may be amended (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted stock units of Gaylord Entertainment Company (the “Restricted Stock Units”); and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Restricted Stock Units to Grantee as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units.

(a) The Company hereby grants to the Grantee an award (the “Award”) of                 Restricted Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) Except to the extent provided in this Section 1(b) hereof, or as otherwise determined by the Committee, all Restricted Stock Units granted hereunder shall be forfeited, and all rights of the Grantee to such Restricted Stock Units shall terminate, without further obligation on the part of the Company, in the event of the termination of Grantee’s employment from the Company or any Subsidiary or Affiliate thereof prior to the date on which the Restricted Stock Units granted hereunder may vest pursuant to Section 2 or Section 12 hereof. Notwithstanding the foregoing, in the event of the termination of Grantee’s employment from the Company or any Subsidiary or Affiliate thereof as a result of the Grantee’s approved retirement or his or her death or disability prior to the date on which the Restricted Stock Units granted hereunder may vest, then Grantee shall be entitled to a pro rata vesting at the Vested Date (or any other earlier vesting date as a result of a Change in Control or otherwise)(the proration of the award that would have been earned had the Grantee remained employed through the Vested Date or the Change in Control will be based on the Grantee’s active service during the thirty-six month award cycle in relation to the length of the award cycle).

2. Vesting of the Award. Up to one hundred fifty percent (150%) of the Restricted Stock Units may vest on February 8, 2015 (the “Vested Date”), based on the satisfaction of the performance targets as more fully described on Exhibit A.

3. Payment of Vested Restricted Stock Units. Grantee shall be entitled to receive the Company’s Common Stock, par value $.01 per share (the “Common Stock”) for Restricted Stock Units whose restrictions have lapsed pursuant to Section 2 or Section 12. Grantee will receive the number of shares equal to the number of vested Restricted Stock Units. Once the Restricted Stock Units vest, upon Grantee’s request, stock certificates will be issued.

4. Dividends. The Grantee shall be entitled to receive either:

(a) Cash payments equal to any cash dividend and other distributions paid with respect to a corresponding number of shares;

(b) Additional Restricted Stock Units equal to any cash dividend and other distributions paid with respect to a corresponding number of shares; or

(c) If dividends or distributions are paid in shares, the fair market value of such shares converted into Restricted Stock Units.

In the case of (b) or (c) above, the additional Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they were paid.

5. Rights as a Stockholder. Except as provided above, the Grantee shall not have voting or any other rights as a stockholder of the Company with respect to Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in shares.

6. Adjustments. The Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, the Committee shall make the adjustments described in this Section 6. Any such adjustments shall be made in a manner that is consistent with the effect of such event on the Company or financial statements of the Company and shall be made in a manner that (i) does not result in a discretionary increase in the amounts payable under the Award, and (ii) is otherwise consistent with the qualification of the Award as “performance-based compensation” under section 162(m) of the Internal Revenue Code.

7. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

9. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Gaylord Entertainment Company One Gaylord Drive Nashville, Tennessee 37214 Attn: Carter R. Todd, General Counsel

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

11. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

12. Successors in Interest; Change in Control. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors. Assuming that Grantee remains employed by the Company or any Subsidiary or Affiliate thereof (or has terminated such employment as a result of the Grantee’s approved retirement or his or her death or disability) at the time of any Change in Control (as defined in the Plan) occurring prior to or on the Vested Date, upon a Change in Control, the Award shall vest (subject to any applicable proration pursuant to Section 1(b) above), become immediately payable and all restrictions shall be lifted. If a Change in Control is anticipated to occur, then immediately prior to such Change in Control, the Committee may review the Company’s performance and the performance criteria for any completed performance period to determine whether in its reasonable belief the Award (or portion thereof) for such completed performance period would have vested and the Committee may vest such shares on the basis that the performance criteria have been met and determine that such Award (or portion thereof) has vested based upon the Company’s performance for such completed performance period.

13. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the date set forth above.

GAYLORD ENTERTAINMENT COMPANY

By:

GRANTEE:

Print Name

Signature

EXHIBIT A

LTIP PERFORMANCE CRITERIA

The performance will be measured in terms of the Company’s Total Shareholder Return (“TSR”) performance over the 3-year award cycle using the Company’s TSR for the three-year period. The amount of the Award earned by the participant is determined by comparing the Company’s TSR performance during the performance period (January 1, 2012 – December 31, 2014) to the TSR for the Russell 2000 Index during the same performance period.

One hundred fifty percent (150%) of the Award will vest if the Company’s TSR performance equals the 75th percentile of the TSR for the Russell 2000 Index. One hundred percent (100%) of the Award will vest if the Company’s TSR performance equals the 50th percentile of the TSR for the Russell 2000 Index. Fifty percent (50%) of the Award will vest if the Company’s TSR performance equals the 33rd percentile of the TSR for the Russell 2000 Index. No portion of the Award will vest if the Company’s TSR performance falls below the 33rd percentile of the TSR for the Russell 2000 Index. If the performance achieved falls in between the established goal levels, the percentage of the Award earned by the participant will be determined on a directly proportional basis using straight-line interpolation and rounding to the nearest full share.

As used above, the term “Total Shareholder Return” or “TSR” is calculated by measuring the cumulative performance of Gaylord’s stock price (plus any dividends paid) over the three-year performance period (January 1, 2012 – December 31, 2014).

5